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                                                                   EXHIBIT 21.01


                         SUBSIDIARIES OF THE REGISTRANT

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          Name in                                                                  Jurisdiction
     Corporate Articles                    Doing Business As                     of Incorporation
     ------------------                    -----------------                     ----------------
ORIGIN Systems, Inc.                  ORIGIN Systems, Inc.                 Texas

Electronic Arts, Proprietary          Electronic Arts, Pty. Ltd.           Commonwealth of Australia
Limited (formerly Entertainment       (formerly Entertainment and
and Computer Proprietary, Limited)    Computer Proprietary, Limited)

Electronic Arts (Canada) Inc.         Electronic Arts (Canada) Inc.        British Columbia, Canada
(formerly Distinctive Software,       (formerly Distinctive Software,
Inc.)                                 Inc.)

Electronic Arts, Limited              Electronic Arts, Limited             United Kingdom

Electronic Arts S.A.                  Electronic Arts S.A.                 France

Electronic Arts GmbH                  Electronic Arts GmbH                 Germany

Electronic Arts Victor Inc.           Electronic Arts Victor, Inc.         Japan

Electronic Arts Productions, Inc.     Crocodile Productions                Delaware

Electronic Arts Puerto Rico Inc.      Electronic Arts Puerto Rico Inc.     Delaware

Electronic Arts International         Electronic Arts International        California
Corporation                           Corporation

Electronic Arts Software S.A.         Electronic Arts Software S.A.        Spain
(formerly DROSoft)                    (formerly DROSoft)

Bullfrog Productions Ltd.             Bullfrog Productions Ltd.            United Kingdom

Kingsoft GmbH                         Kingsoft GmbH                        Germany
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